Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-282122) of Drilling Tools International Corporation, of our report dated March 15, 2024, relating to the consolidated financial statements of Superior Drilling Products, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission, and incorporated by reference in the Current Report on Form 8-K of Drilling Tools International Corporation dated August 1, 2024.

/s/ Moss Adams LLP

Dallas, Texas
October 21, 2024